Exhibit 3.277

CHARTER

(For-Profit Corporation)

The undersigned acting as Incorporator(s) of a for-profit corporation under the provisions of the Tennessee Business Corporation Act adopts the following Articles of Incorporation.

1. The name of the corporation is:

Sheridan Children’s Healthcare Services of Tennessee, P.C.

[NOTE: Pursuant to Tennessee Code Annotated § 48-14-101(a)(1), each corporation name must contain the words corporation, incorporated, or company or the abbreviation corp., Inc., or co.)

2. The number of shares of stock the corporation is authorized to issue is: 1,000

3. The name and complete address of the corporation’s initial registered agent and office located in the State of Tennessee is:

CT Corporation System

800 S. Gay Street, Suite 2021

Knoxville, TN 37929

County: Knox

4. List the name and complete address of each Incorporator:

Barry Chandler, M.D. c/o CT Corporation System, 800 S. Gay Street, Suite 2021, Knoxville, TN 37929

5. The complete address of the corporation’s principal office is:

Barry Chandler, M.D. c/o CT Corporation System, 800 S. Gay Street, Suite 2021, Knoxville, TN 37929

6. The corporation is for profit.

7. If the document is not to be effective upon filing by the Secretary of State, the delayed effective date and time are:

Date                     ,         , Time              (Not to exceed 90 days.)

8. Other provisions:

12/21/2011	/s/ Barry Chandler, M.D.
Signature Date	Incorporator’s Signature

Barry Chandler, M.D.
Incorporator’s Name (typed or printed)